Exhibit 4

letterhead of Brascan Corporation

August 11, 2003

Noranda Inc. Suite 200, 181 Bay Street BCE Place Toronto, ON M5H 2T3

Attention:	Lars-Eric Johansson, Chief Financial Officer

Dear Sirs/Mesdames:

Re: Common Share Offering

Reference is made to the letter agreement dated July 29,2003 (the “Original Agreement”) between Noranda Inc. (the “Issuer”) and Brascan Corporation (“Brascan”). Capitalized terms used, but not otherwise defined, herein have the meanings given to them in the Original Agreement. Subsequent to the date of the Bid Letter, the Issuer and the Underwriters entered into an underwriting agreement in respect of the Offering and pursuant to which the Issuer granted to the Underwriters options to purchase common shares of the Issuer upon the terms and conditions of the Underwriters’ Option and the Over-Allotment Option, respectively, described in the initial paragraph of the Original Letter. Such underwriting agreement was subsequently amended to increase the number of common shares subject to the Over-Allotment Option and the parties hereto wish to reflect such amendment in the Original Agreement.

The Issuer and Brascan hereby agree that the Original Agreement is amended by deleting the reference to “12%” in clause (ii) of the first paragraph of the Original Agreement and substituting therefor a reference to “15%”.

Except for the changes described above, the Original Agreement remains in full force and effect.

Brascan Corporation
Suite 300, BCE Place, Box 762, 181 Bay Street,Toronto, Ontario M5J 2T3
Telephone (416) 363-9491 Facsimile (416) 363-2856 www.brascancorp.com

If you are in agreement with the foregoing, please execute this letter where indicated below and return a copy thereof (by original or telecopier) to Brascan (Attention: Chief Financial Officer).

Respectfully,

BRASCAN CORPORATION
By:	/s/ Brian D. Lawson

Brian D. Lawson Chief Financial Officer
Accepted as of the date first written above.
NORANDA INC.
By:	/s/ Derek Pannell

Derek Pannell President and Chief Executive Officer
By:	/s/ Jullie Galloway

Jullie Galloway Associate General Counsel